Exhibit 99.3

July 30, 2008

CONFIDENTIAL

Hancock Fabrics, Inc.
One Fashion Way
Baldwyn, MS 38824
Attention:  Robert Driskell
Senior Vice President
and Chief Financial Officer

Ladies and Gentlemen:

Reference is made to the backstop commitment letter dated May 23, 2008 (the “Backstop Commitment Letter”), by and among Hancock Fabrics, Inc. (the “Company”), Sopris Capital Partners, LP (“Sopris”), Berg & Berg Enterprises, LLC (“Berg”) and Trellus Management (“Trellus”) and affiliated investment funds and co-investors designated by each of them as backstop parties from time to time.  Capitalized terms used and not otherwise defined herein shall have the meanings ascribed to them in the Backstop Commitment Letter.  Each of Sopris and Berg are referred to herein collectively as  the “Backstop Parties”.

You have advised the Backstop Parties that, due to certain changes to the Company’s organizational documents made subsequent to the date of the Prospectus for the Rights Offering, the Company is offering subscribing stockholders (other than the Backstop Parties and Trellus) the right to rescind their subscription in accordance with the terms of the rescission documents attached hereto as Exhibit A (the “Rescission Documents”).  The Rescission Documents contemplate that, to the extent that a subscriber (a “Rescinding Subscriber”) timely and properly submits a Rescission Certificate and the Subscription Agent receives such subscriber’s Rescission Certificate after the Company emerges from bankruptcy, the Rescinding Subscriber will sell its Notes and Warrants to the Backstop Parties for an amount equal to the original subscription amount plus any interest accrued on the Notes from the date of issuance until the date of repayment, in accordance with the terms of the Notes (such Notes are referred to herein as “Rescission Notes”).  You have requested that the Backstop Parties commit to make the foregoing purchases of the Rescission Notes.

Each of the Backstop Parties is pleased to advise you of its several commitment (each such several commitment, its “Additional Backstop Commitment”) to, either acting alone or with other affiliated investment funds and co-investors designated by each of them as backstop parties from time to time (together with the Backstop Parties, the “Commitment Parties”), to purchase Rescission Notes in accordance with the terms of the Rescission Documents and the terms of this Letter agreement as follows:

Hancock Fabrics, Inc.
July 30, 2008

(1) Sopris commits to purchase Rescission Notes from Rescinding Subscribers up to an aggregate purchase price equal to the lesser of (A) one half of the aggregate amount of the Rescission Notes and (B) $901,000; and

(2) Berg commits to purchase Rescission Notes from Rescinding Subscribers up to an aggregate purchase price equal to the lesser of (A) one half of the aggregate amount of the Rescission Notes and (B) $1,122,000; provided, however, that if Sopris has reached its maximum purchase amount under paragraph (1) above and any Rescission Notes remain, Berg’s maximum commitment under this paragraph (2) shall equal $1,122,000, in each case upon the terms and subject to the conditions set forth or referred to in this Letter and the applicable provisions of the Rescission Documents.

Each Commitment Party’s commitments and agreements hereunder are subject to:

(a)	satisfaction of the conditions under the Backstop Commitment Letter; and

(b)
the Rescission Documents and all other documents arising from or related to the transactions contemplated thereby being satisfactory to the Backstop Parties and all Rescission Purchases being closed no later than September 5, 2008.

Each Backstop Party represents and warrants that it is duly authorized to enter into this Letter and bind each Commitment Party to the terms hereof, and that the terms of this letter do not, and with respect to any Commitment Party designated after the date hereof will not, contravene or violate any applicable law, charter, by-law or other contractual arrangement binding upon it or any other Commitment Party.

This Letter shall not be assignable by any Commitment Party or Credit Party (although each Backstop Party may from time to time designate Commitment Parties hereunder which shall not be deemed an assignment and which shall not serve to relieve the Backstop Parties of their obligations hereunder) without the prior written consent of the other Commitment Parties and Credit Parties (and any purported assignment without such consent shall be null and void).  This Letter is intended to be solely for the benefit of the Commitment Parties and the Credit Parties and is not intended to confer any benefits upon, or create any rights in favor of, any person other than the Commitment Parties and the Credit Parties. This Letter may not be amended or waived except by an instrument in writing signed by you and each then current Commitment Party. This Letter may be executed in any number of counterparts, each of which shall be an original, and all of which, when taken together, shall constitute one agreement.  Delivery of an executed signature page of this Letter by facsimile transmission or by electronic mail in portable document format (.pdf) shall be effective as delivery of a manually executed counterpart hereof.  This Letter is the only agreement that has been entered into among us with respect to the Additional Backstop Commitments and sets forth the entire understanding of the parties with respect thereto.

Hancock Fabrics, Inc.
July 30, 2008

This Letter shall be governed by, and construed and interpreted in accordance with, the laws of the State of New York.  You consent to the exclusive jurisdiction and venue of the Bankruptcy Court, and in the event that such Court declines to exercise jurisdiction or there is reason to believe that it would decline to exercise jurisdiction, to the nonexclusive jurisdiction and venue of the state or federal courts located in the County of New York to resolve any disputes arising from or related to this Letter.  Subject to the foregoing, each party hereto irrevocably waives, to the fullest extent permitted by applicable law, (a) any objection that it may now or hereafter have to the laying of venue of any such legal proceeding in the state or federal courts located in the County of New York and (b) any right it may have to a trial by jury in any suit, action, proceeding, claim or counterclaim brought by or on behalf of any party related to or arising out of this Letter, the transactions contemplated hereby or the performance of services hereunder.

[Remainder of Page Intentionally Left Blank]

Hancock Fabrics, Inc.
July 30, 2008

Please indicate your acceptance of the terms hereof by returning to us executed counterparts hereof not later than 5:00 p.m., New York City time, on July 31, 2008.  This offer will automatically expire at such time if we have not received such executed counterparts in accordance with the preceding sentence.

Very truly yours,

Sopris Partners, Series A of Sopris Capital Partners, LP

By:  Sopris Capital LLC

By: /s/ Nikos Hecht
      Name: Nikos Hecht
      Title:  Managing Member

Berg & Berg Enterprises, LLC

By: /s/ Carl E. Berg
      Name: Carl E. Berg
      Title:  Member

Accepted and Agreed:

Hancock Fabrics, Inc.

By: /s/ Robert Driskell
      Name: Robert Driskell
      Title:   Senior Vice President & Chief Financial Officer